Exhibit 99.2

[LOGO OF HEALTH NET]

Health Net, Inc.

Q1 2004 Earnings Conference Call

May 04, 2004

9:00AM PDT

Corporate Participants:

David Olson, SVP Investor Relations

Jay Gellert, President & CEO

Marv Rich, EVP Finance & Operations

OPERATOR: Good day everyone, and welcome to this Health Net, Incorporated conference call. Today’s call is being recorded. At this time I’d like to turn the conference over to senior vice president of Investor Relations, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you and good morning, everyone. Certain matters discussed on today’s call will contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief, and expectation only as of the date hereof and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” estimate,” intend,” and other similar expressions are intended to identify forward-looking statements.

Actual results could differ materially due to, among other things, rising health care costs, trends in medical care ratios, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC, and the risks discussed in the company’s other periodic filings with the SEC. Listeners are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this call.

And now let me turn the call over to our CEO and President, Jay Gellert.

JAY GELLERT: Thank you, David, and good day. Thank you all for joining our call. Clearly we’re disappointed with what we’re reporting today, so let me get right to the issues. What happened in the first quarter is that prior period costs of approximately $64 million pretax led to our coming up well short of previously set expectations and to our having underestimated trend for ‘04. These prior period costs resulted from a large number of hospital claims and other items. While we mentioned New Jersey in our fourth quarter call, hospital claims from 2003 and prior that emerged in March also came from New York, Connecticut and California. We’ve talked about how one key part of our preparation for our Health Net One claims conversion was to bring down claims inventories.

In addition, we’ve been focusing on achieving greater efficiency and adjudicating high-dollar hospital claims as part of our efforts to improve provider relations and reduce interest expense on outstanding claims. To help us achieve these two goals, we sped up the paydown of our hospital claims significantly in the first quarter. As we did so, the dollar value per claim came in higher in March than any historical pattern would have indicated. As many of you know, high hospital costs have been a serious problem for the entire industry for some time. Our paid claims in the first quarter of ‘04 were $120 million higher than in the fourth quarter of ‘03, and much of it occurred in March, leading us to recognize these higher health care cost trends both for the quarter and the year.

As the actuaries saw this high cost claims moving through the system late in the quarter, they responded by raising reserves for prior period. This in turn led to higher health care costs and our shortfall in earnings. Initial April data suggests that paid claims have fallen to levels consistent with what we’ve seen in the past, but we still must take a cautious approach to these developments. So what are we doing to address these challenges? Based on our earlier issues, we’ve already begun to raise prices. For the balance of the year we know that our MCR expectations that drove prior guidance were too low.

We now believe that the health care MCR for the balance of the year will run about 70 basis points higher than last year in our forecast. This assumption is reflected in our new guidance. We began raising prices at the start of the year, and we will start to see some effect in Q2. Now that we are raising prices, have set higher reserve levels for prior periods and have accounted for the hospital claims experience, we believe that the second half will be strong even in the face of the higher than expected MCRs. We also know that we have to prove that to you and we have to show you that our performance will improve. Looking at the pricing issues in the first quarter, commercial was up between 8 and 9 percent both in California and in the Northeast plans.

The Northeast yields were affected by a substantial benefit change at one large account. That’s not quite enough under the circumstances, so as earlier stated our current quotes are priced to result in a higher yield by a not insignificant amount. Overall, we’ve had more growth in lower premium regions and segments and we expect that to continue. Our next step is to take a very cautious approach to the ongoing systems consolidation effort and delay the final implementations of the claims transition until next year. We want to be absolutely sure that our processes have been effectively centralized and standardized before we initiate the final consolidation. Let me emphasize the IT portion of the project has been on schedule and a number of the activities connected to Health Net One are going forward.

However, we’ve re-focused some of these efforts to address near-term concerns with a great deal of attention being paid to contracting claims and pricing. Marv will give more color on this in a moment and on some affiliated projects that are moving forward. Let’s look now at health care costs. As we said, the first quarter increases were heavily influenced by the prior period development. Hospital costs rose sharply. On the other hand, physician and pharmacy costs were within expectations and at a lower trend than last year.

So our cost experience on everything but hospitals is consistent with our expectations and this gives us further confidence for the balance of the year. The bright spot, which could lead to further influence trend, is our early success with a new service called Decision Power. Just now under way, the program is being recognized as a meaningful differentiator of our health plan. It allows members to access a wealth of information and health coaches as they deal with health care issues. It’s featured in our Annual Report and, as we implement it around the country, it’s being met with great acceptance. According to Health Dialog, our partner in Decision Power, we are already well ahead of other plans in adoption. Based on the success, we expect to see positive impact on utilization in the future.

As we look to TRICARE, we continue to see a unit with strong, consistent performance. The margin improved over the prior year and over the fourth quarter. In the first quarter, we saw higher revenues and costs driven by the higher levels of military activity and the increase in eligibles. This trend will continue in the second quarter as we begin the implementation of the new North contract. It should be complete by early in the fourth quarter. All the transition work is proceeding well and on schedule. The receivable ticked up in the first quarter, but that’s not unusual from a seasonal perspective.

Operating cash flows were heavily influenced by several one-time items, most particularly the timing of our Medicare and Medi-Cal payments. This happens in the first quarter, and Marv will speak to you about the details in a moment.

Given all that’s transpired and knowing that our enrollment and revenues are not going to grow as much as we previously thought, we knew we had to address administrative costs. These reductions in enrollment and revenues were part of our earlier forecast, so we’d already begun the process of attacking administrative costs. We’re planning to engage in a reduction in force and reductions resulting from an intensified performance management process in the next few weeks, which will affect about 500 of our associates.

These savings will make up for the delay in savings from Health Net One. It’s consistent with our enrollment expectations. We expect to take a second quarter charge of around $15 million to cover severance and related expenses. We believe this program will achieve G&A savings in the balance of the year of approximately $14 million, helping us to achieve our second half goals. We know that you will need to see this improvement in our second and third quarter results before you can believe that what’s transpired in the first quarter is a temporary bump. We intend to show that to you and our energies are focused on doing just that. Let me also remind you we have about $97 million remaining on our share repurchase authority, and we intend to continue with that program.

Let me conclude by saying I’m confident that we can fix our problems, and that we can prove to you that we can get back on track. I expect that to start with the second quarter. We look forward to talking with you in the weeks ahead and in meeting expectations in the second half. At the same time, we’re still focused on our one company goal, our single system and single platform. If anything, the quarter underscores our need to move forward on this, not just from an IT perspective, from an overall company perspective. We will get there. It will take a little longer than we thought, but our destination remains the same and in view. Thank you.

Let me now turn the call over to Marv to provide more details on the comments I just made. Marv.

MARV RICH: Thanks, Jay. Well, we are engaged in addressing and correcting the challenges Jay has described. We are also focused on improving efficiencies. As a result, our administrative ratio improved to 10 percent in Q1. We are pursuing additional initiatives that I’ll outline later. These initiatives will continue to improve quarter-over-quarter, our administrative ratio. Our earnings per share from continuing operations is $0.13 in the first quarter of 2004. Operating cash flow in the first quarter of this year was impacted by the timing of Medicare and Medi-Cal payments, $104 million and $52 million respectively, and an increased use of cash related to change orders and bid price adjustments in our TRICARE business of $50 million.

So cash from operations was a negative 155. Without the two timing issues, our operating cash flow would have been slightly positive. Looking at key metrics, our first quarter health plan MCR ratio deteriorated and our government contracts ratio improved slightly from the first quarter of 2003. The health plan MCR was 87.6 percent in the first quarter of 2004, 440 basis points higher than Q1 of 2003. As Jay outlined, the increase in MCR was primarily due to expenses related to prior periods. As I mentioned before, our administrative ratio in the first quarter of 2004 was 10 percent, an improvement of 60 basis points from both the first and fourth quarters of 2003. The first quarter improvement was partially due to expenses and revenue eliminated late last year by the sales of our employer services and dental and vision divisions.

Excluding those two divisions from our 2003 results, our Q1 2004 admin ratio would have improved by 20 basis points for Q103 and by 40 basis points for Q403. For 2004, we expect our administrative ratio to improve more as we continue to reduce redundancies. We continue to invest appropriately in our operations, our systems, and risk management areas to ensure the proper controls are in place as we undergo the remaining steps of our one system initiative. Speaking of which, as Jay has outlined, the priorities of our one system efforts have shifted. We are now focusing on 38 system initiatives that will support operational improvements. These initiatives taken together will save from $30 to $40 million on an annualized basis.

An example would be switching to a new radiology vendor for an annualized savings of $12 million and improving our recognition of coordination of benefits which will, annualized, save $3 million. As a result, we’ve pushed out the completion of Oregon and California claims conversion to February and May of next year. To date, we’ve completed the consolidated financial systems, common capitation, member repository, common provider database, electronic enrollment and billing, and we converted the two Arizona claims systems. And literally each month a new common system is being installed. I’ll comment now on some additional metrics and P&L and balance sheet items.

Reserve for claims increased by $45 million from Q403 to Q104, mostly due to the higher health care costs in California and the Northeast. Other income decreased by $4.7 million from Q403 to Q104, and by $10.6 million from Q1 of last year to Q1 of this year due to the sale of our workers’ comp services subsidiary. The $1.2 million remaining in other income primarily represents income received from relationships with Safeguard, Eye-Med, First Health, the companies that bought our dental, vision and employer services subsidiaries. Our debt-to-capital ratio was 23.9 percent in the first quarter of this year, the ninth consecutive quarter we’ve been under our target of 30 percent.

As a result of our new interest rate swap, our interest rate expense declined by $1.4 million in the first quarter of this year compared to the fourth quarter of last year, and we should see similar reductions for the balance of this year. Our capex was $14.3 million in the first quarter. We expect capex spending for 2004 to be in the range of $55 to $60 million.

Finally, our cash and investment balances decreased by $217 million from Q4 of ‘03 to Q1 of ‘04 due to the timing issues and increased use of cash that support our TRICARE business that I mentioned earlier. We repurchased 800,000 shares during the first quarter and have repurchased 17.7 million shares since the inception of our share repurchase program.

These shares have been purchased at an average price of $27.22. Our diluted shares outstanding are 114.3 million in the first quarter of this year compared to 115.9 million in Q4 of 2003, and 120.6 million in Q1 of ‘03. For modeling purposes, you should use 114 million diluted shares for the year. We’ll update this number on the second quarter call. We remain focused on health care trends and the remaining system conversion and are continuing to generate efficiencies in our support areas. We believe we are well positioned to achieve our objectives for the remainder of the year.

Thank you, and let’s start the Q&A.

DAVID OLSON: Operator, if you could begin the question queue, we’d appreciate it.

OPERATOR: Absolutely. The question-and-answer session will be conducted electronically today. If you would like to ask a question, you may signal us by pressing the star key followed by the number 1 on your telephone. We’ll proceed in the order that you signal us and take as many questions as time permits. Once again, to ask a question please signal by press star 1. We’ll hear from Josh Raskin with Lehman Brothers.

JOSH RASKIN: Hi, thanks, good morning. My questions all sort of have to do on the same topic, just the hospital costs. It sounds like that is the single biggest driver of the mis-estimation of costs. I guess I have a couple of questions around there. The first would be if you could help us understand sort of how you are receiving claims from hospitals and how that’s changed over the year, i.e. is there a higher percentage of EDI or a lower? The second would be, what created that lag time that I guess you had not seen in the past, if that, in fact, is the case? And then the third question, I guess, on the related topic, it sounds like it’s mostly utilization, or is it actually length of stay, or pricing units, and I’ll stop with that.

MARV RICH: Why don’t I address the EDI and auto-adjudication? For all health plans combined, we improved from Q1 of ‘03 to Q1 of ‘04 from 54 percent EDI to 60 percent, with the largest improvements coming in California and Oregon from 39 to 44 and 41 to 47. The auto-adjudication rate increased from 50 percent to 53 percent, with the largest increases coming in the Northeast and Arizona, from 62 to 68, and in Arizona from 55 to 60.

JAY GELLERT: With regard to your other two questions, Josh, first of all, we consciously went through a process in anticipation of the system conversion of trying to push through claims more rapidly, trying to reduce backlog so it wouldn’t stand in the way of the successful conversion. We also made some process changes to expedite claims, such as calling hospitals when there was material missing rather than rejecting the claim and having them send it back. So all of that together expedited the payment, the combination of the auto adjudication and EDI that Marv talked about plus conscious changes that we’ve made to expedite the process. With regard to the point of costs, I think there are two. An increase in outpatient utilization and an increase in hospital unit costs above what was initially anticipated. The outpatient utilization was more of an eastern phenomena; the unit cost issue was somewhat more of a western phenomena. And as we indicated, it was a result of a significant uptick in claims paid in the month of March. The April data doesn’t show the same level of activity, but at this point we’re waiting to see what happens.

JOSH RASKIN: I guess I’m a little bit confused why the speeding up of the claims cycle payment would increase your costs. I would have assumed that you were reserved against that, or I guess is the scenario that you were under-reserved, you would underestimate it and as you were paying them faster this was a new phenomenon, there was a spike in cost trends in the first quarter that you were not anticipating? Is that a fair way to look at it?

JAY GELLERT: I think as we expedited the payment of the claims, we found trends that were inconsistent with the trends we had previously seen. So that our anticipation was that we would see certain patterns and we saw different patterns with the increased paydown in claims. So that’s what it was. And it highlighted some issues that we’ve now incorporated into our guidance that previously weren’t included in our guidance.

JOSH RASKIN: Okay. Then I guess lastly, just one follow-up to that. If there were—it sounds like claims-related payment issues on the old, I guess, the old system, pre-Health Net One, why would you push back the implementation of Health Net One? I would assume that would create an improvement in the claims processing cycle, as opposed to relying on the previous system, which I guess had some sort of issues.

JAY GELLERT: It wasn’t a computer system issue that was at root. It was the process issues, and we want to make sure we get all the process issues brought under control before we make the conversion. So we’re still operating on the existing systems, the previous systems, both in California and the Northeast, and we want to make sure that we’ve attacked every element before we convert to the new system so we don’t have any further difficulties in estimation or in payment.

JOSH RASKIN: I guess my question, Jay, is that the old systems, the estimation process, whether it was coming at the actuary level or whether it was the information provided to the actuaries, there was something that didn’t go right there and I was wondering why not try to accelerate the change away from that?

JAY GELLERT: Oh, because the key to this was not, again, the computer processing. It was system changes that were made in preparation for the transition to the new system, the new computer system, so that we want to make sure we’ve gotten all the process changes completed before we go to the new computer. There wasn’t a flaw in the computer system that led to these issues. There was a flaw in the speed in which we adjudicated complex claims in certain circumstances.

JOSH RASKIN: I see. So you would actually change the process in anticipation of the transition and that may have been where it occurred?

JAY GELLERT: That is exactly where it occurred, and I think that we want to make sure that all the process changes have occurred before we move to the new system. In looking at most of the system, quote unquote, failures in the past, they weren’t that the computer system didn’t work, they were that you didn’t completely line up the new processes with what’s required to let the system actually operate. That’s what we’re talking about here.

JOSH RASKIN: Okay. I’ll get back in queue. Thanks.

OPERATOR: We’ll now hear from Charles Boorady from Smith Barney.

CHARLES BOORADY: Thanks, good morning. A couple questions. First, just to clarify the $64 million expenses related to prior period. Just to the extent that there’s always some claims being paid related to prior period because of the lag, how long it takes for them to come in. Is the $64 million an amount above and beyond the ordinary claims that you would be paying in the first quarter related to prior periods?

JAY GELLERT: Yes.

CHARLES BOORADY: Okay. So that’s in addition to. . .

JAY GELLERT: Yeah, it isn’t the total amount, it’s the amount above what we would expect based on historical patterns.

CHARLES BOORADY: So it’s the unusual amount.

JAY GELLERT: That’s right, Charles.

CHARLES BOORADY: Got it. Just trying to understand sequence of events. If we look sequentially at your expected profit improvement for the second quarter and then the assumption for the back half to get to your full-year guidance in ‘04. How much of the profit improvement would you say comes from pricing versus managing costs lower? And then can you just walk us through really generally what percent of your business renews when and what renewal rate increases it would take to reach your pricing assumptions?

JAY GELLERT: Let me start with the second question, then I’ll work to the first question. In terms of our business, it renews roughly 10 percent in the second quarter, about 25 percent in the third quarter, and about 15 percent in the fourth quarter, order of magnitude. So that’s kind of where we are in terms of the renewal rate, and so the expectation we have is that we’d be looking at premium increases in the low to mid-teens, yield increases a couple of percent below that, so that our yield would be coming up by a couple hundred basis points in terms of what our expectations are. The pricing changes will result in the vast majority of the improvement we anticipate. In addition, we historically have somewhat reduced medical costs in the second half of the year, but not significantly. But that will also play a role and there probably, in terms of the difference between the middle of the range and the high end of the range, there’s some assumption of some abatement in trend and some initiatives. But the core of it to get to the middle point is this pricing discipline which we’ve already put into place, combined with the normal patterns that we’ve historically achieved in terms of utilization.

CHARLES BOORADY: Understood. Okay. And is there any plan to take a reserve adjustment in addition to the planned severance charge next quarter?

JAY GELLERT: No.

CHARLES BOORADY: Okay. And just another accounting question. To the extent that you could identify any money-losing customers, are you able to take a sort of one-time expense related to those money-losing customers that you may be planning to run off by yearend?

JAY GELLERT: We have no customers which we’ve identified that fit that definition according to our use.

CHARLES BOORADY: Got it. Okay. I’ll jump back in queue. Thanks.

OPERATOR: We’ll hear from Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Thank you. My first question is on the enrollment outlook in light of the repricing that you’re doing. Is it possible to give us some color as to where you see enrollment moving by market, and maybe overall where your expectation is now versus I think it was prior at 3 percent enrollment growth that you expected?

JAY GELLERT: Yes. At this point, we’re anticipating from Q1 forward a reduction net of about 60,000 members. In the first quarter, this is commercial only, I’m speaking to.

MATTHEW BORSCH: Right.

JAY GELLERT: In the first quarter we were up by about 25, so we’ll end up the year down by about 40. So it’s probably 65 for the next three quarters. The reductions will all be in the

Northeast. We still anticipate some slight increases in the West, and we had already put these pricings into place, even in advance of these findings, and so those are the basic estimates upon which we’re working.

MATTHEW BORSCH: Okay. And just to understand your outlook a little bit better, when you talked about the health plan MCR for the remainder of this year, I understood you to say it would probably be 70 basis points higher than what you had in 2003. Do you mean for the remaining three quarters on average 70 basis points higher than the 82.7 that you had for full year 2003, or 70 basis points higher year-over-year compared to each quarter?

JAY GELLERT: Let me be clear, because I think I wasn’t clear in what I said. The difference between what we’re projecting now and what we were projecting when we talked at the end of our call at the end of Q4 is, in fact, about 60 basis points difference for the remainder of the year, and is about 90 basis points higher at the mid-range than the guidance we gave at the mid-range in our Q4 call. Compared to 2003, our mid-range for the full year is 170 basis points higher and 110 basis points higher for Q2 through Q4. So I wasn’t clear on what I had said. Does that make sense?

MATTHEW BORSCH: Yeah, I think so. 110 basis points higher for Q2 to Q4 versus the comparable quarters or versus full-year 2003?

JAY GELLERT: Versus the comparable quarters in terms of our reported financials in 2003, 170 basis points versus the full year –

MATTHEW BORSCH: Got it.

JAY GELLERT: 2003, reported-to-reported, and, again, the point I was making, about 70 basis points higher than what our mid-range forecast was when we talked at the end Q4.

MATTHEW BORSCH: Okay, great. And maybe if I could just drill down a little bit on the higher outpatient utilization that you mentioned. Was that something that was driven by the flu season in the East Coast? How much confidence at this point can you have that the higher trend has maybe abated somewhat looking at the April claims levels?

JAY GELLERT: Well, we’ve not assumed that it has abated in our projections. If you look at our range, basically the low end of the range assumes that it, in fact, intensifies by about 60 basis points. The high end of the range assumes that it’s an aberration and that we’ll be about 65 basis points better. The mid-range assumes that it continues and is, in fact, an ongoing trend.

MATTHEW BORSCH: Okay, great.

JAY GELLERT: And so we, based on the April data, have not drawn final conclusions and are basically of the view that it’s too early to tell which of those two ways it will go.

MATTHEW BORSCH: And last question, if I could ask, on the $64 million. Is that an amount that you actually have now paid out, or is that an amount that is reflected in the reserve contingency that you’ve expensed for the current quarter?

JAY GELLERT: It’s the latter. It’s a combination. We’ve, in fact, paid out more in the quarter, but if you look at the lags and you look at the other expenses, that’s how we came up with the $64 million.

MATTHEW BORSCH: Okay, great. Thank you.

OPERATOR: CIBC World Markets, John Szabo has our next question.

JOHN SZABO: Thanks. I’m sorry if I missed this. Of the $64 million, what was the split sort of by geography?

JAY GELLERT: Approximately 50/50, Northeast and California.

JOHN SZABO: And I appreciate some of the detail you gave earlier as for the root cause, but I’m just trying to understand, maybe to say it another way, it was strictly related to preparations that you were making to convert the systems, or – I’m just trying to understand exactly what went wrong.

JAY GELLERT: Well, as I indicated, in Q104 we paid $120 million more claims than we paid in the prior quarter. We brought our backlog down and we expedited some payments, and that was in preparation for the Health Net One project. As we did that, these factors became apparent to us. As we were paying in the past cycle, we didn’t have evidence of these trends, but as we moved to expedite the process and to reduce the backlog, these facts became apparent.

JOHN SZABO: Well, that’s how it was identified, but I guess –.

JAY GELLERT: I’m sorry, yeah.

JOHN SZABO: That’s how it was identified. What was the cause? I mean, did you just not understand some of the terms of the hospital contracts, or – I just – it wasn’t clear from the last answer.

JAY GELLERT: I’m sorry. Let me try and answer that specifically. We had an uptick in outpatient use in the East that we hadn’t anticipated, and we didn’t have data that would indicate it, and so we probably were in a position where that was something we didn’t see and were taking a much more conservative approach to it and think we’ve caught it. On the West Coast, it was some slight uptick in hospital days, but it was much more the cost per day and that as we processed these claims, we saw a higher cost per day than we had previously seen in the previous cycle. So the combination of those two things led us to make the adjustments I spoke of.

JOHN SZABO: And would you say that it was really more related to sort of the actuarial work that you were doing in building up the pricing on this, or was it in the information gathering related to the systems conversion?

JAY GELLERT: Yeah, that’s a fair question. I think that it was, again, in the latter, that there wasn’t a gap in any way in terms of the actuarial work. We, in fact, have strengthened our actuarial people and they’ve done a fine job. I think it’s instead the data that they received regarding some of the trends changed as a result of us expediting the claims payments. So they, in effect, got new base data upon which to do their work.

JOHN SZABO: So would that imply that if you guys had not embarked on the systems conversion that this wouldn’t have happened, or maybe that it wouldn’t have been identified?

JAY GELLERT: No, I think it implied that we received new information that we would have ultimately received anyway, and that we would have received most likely over maybe a little bit longer period of time, but it has nothing to do with the system conversion. It’s, in fact, that there was a certain uptick in the trend which we didn’t see, and that we’ve now incorporated that into our guidance going forward.

JOHN SZABO: Okay. Just one more thing on the system conversion. I noticed that the receivables did tick up, not just the government receivables, but the commercial accounts receivable. Was that related to some systems issues as well? If you look back to 2002 to 2003 sequentially, it actually declined. Is there an issue there as well?

JAY GELLERT: I believe, and we need to check that, but I believe that that is, in fact, the Medi-Cal payment that wasn’t received on time. So if you strip out the Medi-Cal payment, in fact, the receivable is down slightly.

MARV RICH: In fact, it’s down $10 million.

JOHN SZABO: Okay. All right, thanks. Just one last thing, Jay. If you could just maybe talk about longer term, do you think that the East Coast is something that is viable from a competitive standpoint, particularly given what happened last week and would there be a scenario under which you might consider splitting that off and selling it and focusing on the West Coast?

JAY GELLERT: Well, I guess, first of all, our experience is that consolidation will help, not harm us. So the fact of what happened last week I think, if anything, strengthens our position because it means one less competitor. And the market, particularly in the Northeast, is aggressive, and the brokers seek many competitors, and we find that as people leave, it, in fact, benefits us. We’re really comfortable with our position and so we’re focused on moving forward along the lines that we spoke, and I think if anything, that further consolidation in that market will benefit us. Bear in mind that we have a lot of strength in Connecticut, we have a solid joint venture relationship with The Guardian, we ended up getting off track some in New Jersey, but that overall, we have optimism about our prospects going forward in the Northeast. If we found that that wasn’t the case, or if we found that this consolidation acted in a different way, we’d have to reevaluate. But I think we have a valuable property there in that market. But at this point, I think that we’re heartened by what we’re beginning to see.

JOHN SZABO: Thanks, Jay.

OPERATOR: We’ll now hear from William McKeever with UBS.

WILLIAM McKEEVER: Had a question about your overall processes, and it seems as if in the Northeast it’s been a decentralized operation, and what are your thoughts about, in the forward, how you’re overseeing and running the Northeast operations from a top perspective?

JAY GELLERT: You’ve made a fundamental point that’s been a fundamental learning for us through all this. We did operate it on a decentralized basis. We now firmly, unequivocally, unalterably believe that on all pricing, contract review, and finance must be overseen centrally and that while there may be decentralization in terms of operations, and decentralization in some of those aspects, that the central nervous system of the company must be centrally operated. Some of the findings that we’ve made have been the result of beginning that process in a significant way. This will lead us to expedite that process. The review that has gotten us here has been driven in that fashion, and so we feel very strongly that that transition, which has been part of this review process that we’ve gone through, is a key to us making sure that this doesn’t happen again.

WILLIAM McKEEVER: Okay. Thank you for that. Then in California, where you did see the increase in hospital costs, are you changing any processes there from an underwriting standpoint, or an oversight?

JAY GELLERT: Yeah, I think, again, even there we had some degree of authority in terms of some of this assessment left in the region and we’re moving that centrally. We, as we’ve said, have also increased pricing for the rest of ‘04, and we’re again, just as in the Northeast, centralizing pricing oversight as it relates to California on a going-forward basis. I think that we’ve learned a hard lesson of the fact that there are too many risks in a decentralized organization, from the actuarial contracting oversight finance role and throughout our company we’re going to be centrally driven and overseen in those areas.

WILLIAM McKEEVER: Okay. And then switching over to TRICARE. When you transition to the North region, is there any potential impact on your revenues and earnings as you drop out of one region and into another, or is it fairly consistent from a revenue and earnings standpoint?

JAY GELLERT: It’s fairly consistent from a revenue and earnings standpoint. That, again, is based on the initial contract. It could be, in fact, a positive depending on what the government does with the reservists and the like, but new contract in terms of its size and some of the costs compensate for eliminating the pharma piece which was part of the structure of the new contract.

WILLIAM McKEEVER: Okay. Thank you.

JAY GELLERT: Yes.

OPERATOR: Christine Arnold with Morgan Stanley has our next question.

CHRISTINE ARNOLD: Good afternoon. The first question is how much of the $64 million in prior period negative developments relates to periods before 2003?

JAY GELLERT: A very, very limited amount.

CHRISTINE ARNOLD: Okay. So as we try and kind of look at where you are and restate ‘03 and then look kind of year-over-year, where do you think your medical cost trend is for your commercial book of business today, year-over-year, adjusting and putting all the expenses in the right buckets, time-period-wise?

JAY GELLERT: I think that our mid-level guidance reflects an increase in the MLR going forward that’s equivalent to the restate amount. So, in effect, it’s kind of a neutral effect on our trend. We’ve taken the base up, and we’ve taken the actual ‘04 number up, and so the trend that we’re seeing, which are, again, in the low double digits for hospitals, are the trends that we’re expecting going forward, in that 12 to 13 percent range as we said. We have had no change at all on either side in terms of either our pharma trend or our physician trend.

CHRISTINE ARNOLD: Okay. So hospitals running 12 to 13, your aggregate commercial trend is running what? I’m sorry.

JAY GELLERT: The aggregate commercial trend is running about 10 percent.

CHRISTINE ARNOLD: So you’re getting 8 to 9 yields. So the premium increase is like you talked about earlier, what gets you to second half.

JAY GELLERT: Yes, exactly.

CHRISTINE ARNOLD: Got it. And then on the SG&A I’m a little unclear on that. You expect $14 million savings from layoffs but previously you’d expected 30 million in second half Health Net One savings. You’re not getting rid of all of the Health Net One stuff, so can you break out kind of which Health Net One savings are gone and which ones remain?

JAY GELLERT: First of all, the discussion of $14 million, that was just from the direct result of the savings from the charge. It doesn’t include facilities and support and all of those kinds of things. So basically when we were talking before, we were talking more in the second half of the year of 20 or so Health Net One savings. We will get the same amount of savings that we originally anticipated from the reductions in force and some other administrative savings and then we’ll have the benefit of being able to get the Health Net One savings in ‘05.

CHRISTINE ARNOLD: Okay. And then could you give me a sense for what your Medicare MLR did year-over-year? Did that improve, deteriorate, or stay the same?

JAY GELLERT: The Medicare MLR year-over-year. Why don’t you let us get that exact number for you and we’ll either relay it to you on the call or get it back to you.

CHRISTINE ARNOLD: Okay, thanks.

JAY GELLERT: Thank you, Christine.

OPERATOR: We’ll hear from Scott Fidel with JP Morgan.

SCOTT FIDEL: Yes, hi, thanks. Good afternoon. Just wanted to touch just on the hospital trends a little bit further. I know you’ve already touched on it a good deal. Just in terms of in the West region what your hospital unit price increases actually were trending at because, Jay, I know that you did have some confidence that given some of the renegotiations with Tenet and some of the other hospitals, that you could actually see those unit pricing in the West actually start to improve. So just wondering, actually, where those unit price increases in the West are now trending at.

JAY GELLERT: Yeah, originally we indicated that in ‘03 we had trends in the mid-teens. So we’ve picked up a couple or three percent on the overall hospital trend, and it’s all based on kind of unit savings. Okay.

SCOTT FIDEL: And then just one follow-up question on TRICARE, too. In terms of just thinking about the sequential enrollment projections that we should have in our model, so should we generally be projecting enrollment should stay at similar levels throughout the upcoming quarters in ‘04?

JAY GELLERT: Well, the enrollment is going to shift. Why don’t we get that to you because there’s a different composition as a result of the new contract. When I talked to the other issue, it was regarding revenue and pretax. Quite honestly, I don’t have the enrollment numbers right in front of me, but we can get them to you.

SCOTT FIDEL: Would you say a good starting point though would be if we just look at the enrollment that’s provided by TRICARE for the different regions, and we just look at the different changes in the timing, that that would be a good sort of starting point to think about the trends in enrollment?

JAY GELLERT: That’s the starting point but I think the thing we’ve got to get for you is you’ve got the reservist issue, you’ve got the Iraqi freedom issue, and so I just don’t want to mislead you. I’d rather just get you the right numbers.

SCOTT FIDEL: Okay, fair enough.

JAY GELLERT: But revenue I think we understand. To respond to Christine’s question, our Medicare MLR is basically flat year-over-year.

OPERATOR: Joe France with Banc of America Securities has our next question.

JOE FRANCE: Thank you. I don’t know if this is for Jay or for Marv. I wanted to follow up on the answer to the medical loss ratio projection. If I understood it, 170 basis points on top of what you did last year would be 84.4? That would require a substantial improvement in the last nine months of this year relative to what you reported even before prior period development in the first quarter. Did I misunderstand your outlook for the MLR?

JAY GELLERT: The Q1 number before prior period adjustment is 84.9. That, again, included the one extra day, so it’s really normalized for comparison sake to last year in the 84.1 to 84.2 range. And then for the rest of the year, if you look at it versus what we reported last year, it basically assumes that we’ll be about 100 basis points higher than last year. Last year’s reported – in the mid range of our forecast.

JOE FRANCE: But you are, then, forecasting substantial improvement relative to the clean number for the first quarter?

JAY GELLERT: Yeah, we’re basically assuming that at the middle of the range it will trend consistently with the way it trended last year. At the bottom end of the range, we’re assuming that we don’t get that improvement.

JOE FRANCE: Okay. Maybe I can tweak that with you offline. One more question related to the cash flow numbers. I realize it was one million before the Medicare and Medi-Cal, including those adjustments. Is there anyway to look at a normalized cash flow? Obviously, you don’t have $120 million more in claims every quarter.

JAY GELLERT: Well, the other thing, too, is you had the increase in the DoD receivable, right, Marv?

MARV RICH: Yes.

JAY GELLERT: So probably if we look at it, you have to add the increase of the receivable, so I’d say normalized for that, it’s in the 50 range.

JOE FRANCE: Okay. Did you give a cash flow guidance for the year?

JAY GELLERT: We reaffirmed the previous guidance we gave which is about $160 million. And as we said on our call in Q4, that we basically anticipated that it would be net income plus D&A minus the effect of the change in the TRICARE contract.

JOE FRANCE: That’s great. Thank you, Jay.

OPERATOR: We’ll now hear from Greg Solomon with SAC Capital.

GREG SOLOMON: Hi, I’ve got a couple of questions to clarify. The prior period developments were for what period, specifically?

JAY GELLERT: The prior period developments were mostly for 2003.

GREG SOLOMON: For all of 2003, or a specific part of 2003?

JAY GELLERT: It’s spread throughout ‘03.

GREG SOLOMON: So when you say that the March trends you saw didn’t look good, were you referring to ‘03 or were you referring to the first quarter?

JAY GELLERT: What I was speaking to was the claims payments in March of ‘04.

GREG SOLOMON: So is the March data consistent with the difference in estimates that you saw for ‘03?

JAY GELLERT: The March claims paid led us to the revisions we made for ‘03. So the experience we had in March of ‘04 led us to adjust the trends that we expected for ‘03.

GREG SOLOMON: So I understand it correctly, you took the one quarter’s worth of data in March and the remaining, say, IBNR, whatever it was that was remaining for ‘03, you said we’re going to apply that trend to ‘03, and we’ll take a prior period reserve against that but then you saw it improve in April, is that correct?

JAY GELLERT: We saw some evidence of improvement in the trend in April, but the March data was significant enough that we basically are making these adjustments in light of it. The April changes more told us that it had leveled out but didn’t lead us in any way to not book what we booked.

GREG SOLOMON: Okay. And then on pricing and costs, can you just, just so I have it in a easy to understand format, what were you pricing for? What would you have been telling us you’re pricing for before today, and now what are you pricing for? And can you give me the same numbers for costs?

JAY GELLERT: Yes. First of all, I would tell you that when we made our earlier projections at the end of Q4, we at that point, when we made the Q4 announcement, adjusted our pricing up by about 200 basis points.

GREG SOLOMON: To what?

JAY GELLERT: It originally was in the low double digits, in the 10 to 11 range. We’ve increased it by 200-300 base points in terms of where we’re pricing it, really probably more like three to four. So we’re in the 13 to 15 range from the 10 to 11 range. The yield that’s coming in is a couple hundred basis points, 250 basis points below the higher number, so now we’re looking at yields in the very low double digits. The trend that we’re seeing is right now in the 10 range, so that’s what we’re doing. We would have told you, if you had asked us, before we made the Q4 announcement, if you had asked us in the second half of Q3, we would have thought we were 70 to 100 basis points better than the changes which we’ve made. We’ve overcompensated to some degree for the changes so that we can successfully right the ship in ‘04.

GREG SOLOMON: All right. Then a couple more things. Sorry for taking so much time. Back to Joe France’s question. Is there seasonality in this business, or is that an expected improvement? Can you just give some color?

JAY GELLERT: Sure, sure. There’s some seasonality, but the point that is relevant when you’re look at the medical cost ratio is that in California in particular, we’re in a circumstance where we’ve set our capitation generally 1/1 and then we get price increases through the year so that naturally brings down the MLR without expectation of reduced utilization. Secondly, in the Northeast, we make most of the contract changes at the start of the year, and as we get price increases through the year, they go up faster than our unit costs go up. So it’s much more a phenomena of the relationship between pricing going up on the purchaser’s side faster than our unit costs go up through the year.

GREG SOLOMON: So it’s almost like you can create your own seasonality in a way, the flexibility of pricing creates seasonality.

JAY GELLERT: Yeah, so it’s not the expectation of radical shifts in utilization, although Q2 is the highest utilization quarter. But it’s much more the linkage between the fact we have, as I said, as much as 50 percent of the business renewing Q2 through 4, and we don’t have 50 percent of our contracts renewing Q2 through 4.

GREG SOLOMON: And then last question. You said you’ve already started to implement some of these price increases. I’m just curious if there’s anything you could tell that that would give us some confidence that the price increases are going to take given that, I think, the general consensus is we’re in a decelerating pricing environment and you’re raising prices. I’m just curious how that’s taking with your clients.

JAY GELLERT: I think that as we’ve, as we’ve said, lowered our growth expectations linked to these pricing increases, and at this point in time, our membership is changing entirely consistently with our expectations. So, I think if we were still talking about three to five percent growth for the year, rather than, as I said, when you net it all out, a year-to-year reduction on the commercial side of maybe 1 percent or so, then I would be suspect. But I think we’ve made the membership adjustment in our projections and that we’ve already priced up beginning clearly in March and April, and the membership is moving in line with our projections.

GREG SOLOMON: Okay, great. Thanks a lot.

JAY GELLERT: One more point here. Under the old contract, we had 1.5 million TRICARE at-risk eligibles. Under the new contract, it’s estimated at 1.7 million, but the revenue doesn’t shift in line with that. The revenue is flat because the RX and the TRICARE for Life, which is the new program, are both no longer included in our contract.

OPERATOR: We’ll now hear from Ed Kroll with SG Cowen.

ED KROLL: Good afternoon. Couple of questions. Just to sum it up here. For Q1, without that prior period of $64 million pretax, the EPS run rate would have been about $0.47?

JAY GELLERT: Yes. $0.45 to $0.47.

ED KROLL: Okay. And then your guidance for Q2? Well, you said the April claims data looked, I can’t remember your exact adjective, “encouraging,” let’s say?

JAY GELLERT: What it shows us is that the trend isn’t accelerating, that it’s stabilized.

ED KROLL: Okay. So if it has, in fact, stabilized, if May and June data prove that out, where would you come out for Q2 in terms of your range of $0.45 to $0.55?

JAY GELLERT: I think that we need to do more work on that, and it seems to me we’ve set the range because we feel comfortable at the range and it kind of requires more speculation than I’m ready to make right now in terms of answering that question.

ED KROLL: Okay. And then let me ask you about the days. The days were down about four days sequentially. Was there any other moving part in there besides the big claims payout?

JAY GELLERT: No, the claims paydown was what did it because we ended up paying $120 million more of claims in Q104 than we did Q403, and our run rate in ‘03 was much closer to the Q4 level. So, in effect, we ended up in a situation where if you added that back, if you kind of stabilized our claims run rate, you would have had the days payable kind of reconcile with the previous number.

ED KROLL: Okay. I was just wondering if there might have been any other timing issues in there. It just would seem intuitive to me that you would get some lift in days if you’re reserving at a higher level because you’re medical cost trend is actually higher than you thought it was prior to March.

JAY GELLERT: But if you, at the same time, reduce your backlog because you’ve paid $120 million more, that compensates for it.

ED KROLL: So it’s sort of – it more than offsets any – . . .

JAY GELLERT: Yeah. If you run the numbers and add the 120, for example, you’ll find that the days claims payable would have, in fact, gone up.

ED KROLL: Okay.

JAY GELLERT: So that’s the single effect that would change it.

ED KROLL: Okay. Fair enough. And then the headcount reduction, I think, did you say it was 500 people?

JAY GELLERT: Yes. I said that we would be severing 500 people. We have a few places we’re adding a few people, so the net will be somewhat a little lower, but it’s in that range.

ED KROLL: Okay. And what’s the timing on that? Will that be ratably through the rest of the year?

JAY GELLERT: Well, we want to move quickly with the process, and the anticipation is that by the end of Q2 the vast majority of the reductions will have occurred.

ED KROLL: Okay. Thank you.

JAY GELLERT: Thank you.

OPERATOR: We’ll now hear from John Rex with Bear Stearns.

JOHN REX: Thank you. Want to take one more look at medical cost ratio. Could we just get really explicit? The midpoint of your GAAP earnings guidance for ‘04 assumes roughly what medical cost ratio for ‘04? So then what kind of GAAP earnings guidance are you giving?

JAY GELLERT: Sure, 84.4 for the medical cost ratio.

JOHN REX: That’s assuming that we’re using the 87.6 that we saw this quarter on the GAAP basis?

JAY GELLERT: Right.

JOHN REX: Perfect. Can you also get a little more in detail in terms of what your analysis showed in terms of what was driving the unit price hospital increases in California? Particularly, what were the items, as you do a retrospective, that were missed? Were they contracting lapse, in terms some of which were in New Jersey, you didn’t see contract changes? Or were there other issues in here?

JAY GELLERT: I think they were more in the estimation of certain high-dollar claims and the effect of charge master and some of those kinds of things on it, as well as maybe 1 percent of utilization, as I said. But it was more as we processed some of these claims, which were the complex claims, that that’s where our mis-estimation was.

JOHN REX: So more an intensity factor than actual unit price per bed day factor?

JAY GELLERT: Yes, that’s exactly right.

JOHN REX: You also referenced maybe some stop-loss issues. That seems to be an area that you’ve been addressing from a contracting perspective. How was that surprising in terms of still having stop-loss provision coming in here?

JAY GELLERT: Well, the intensity triggers that. It’s kind of, we’ve made some adjustments but we still have some outstanding contracts that have those issues and the intensity led to the issues in that regard.

JOHN REX: Okay. What do your estimates, your GAAP estimates, incorporate in terms of a view towards what happens with Medi-Cal rates mid-year in California?

JAY GELLERT: First of all, the rate change occurs in October and we’ve assumed a reduction in the Medicaid rates.

JOHN REX: What kind of reduction have you assumed?

JAY GELLERT: We’ve assumed a reduction that’s in the single digit range.

JOHN REX: So lower than the proposed level?

JAY GELLERT: We’ve assumed a reduction that doesn’t assume that the full effect of the governor’s proposal will be implemented, but does assume that there will be some effect in the budget.

JOHN REX: All right, so it’s fair to say you’re maybe half the level with same single digits, you’re at half the level the governor has proposed?

JAY GELLERT: For us, as we’ve always indicated, since much of our business is capitated, and since some of our fee-for-service arrangements are linked to the state arrangement, by which it pays its fee-for-service part of this plan, it’s harder to get exactly to that point. But I think it flexes pretty well with the full range of viable options we see out there.

JOHN REX: What does a 5 percent reduction in rates do for full-year earnings impact?

JAY GELLERT: The 5 percent impact of rates affect us, I can get you the exact number, but it has about a 1 to 2 percent impact on us in terms of the bottom line without mitigation, and I think that generally when this happens, we’ve run a little better than that.

JOHN REX: Just to clarify it, 1 to 2 percent on just the Medicaid bottom line?

JAY GELLERT: Exactly. Which is about, annualized, I think about $8-900 million. So when you really look at it, you know, it doesn’t have that big an effect on the overall number.

JOHN REX: You view then the sensitivity of whether it’s a 5 percent reduction or 10 percent reduction, we’re talking low single digits and pennies per share impact?

JAY GELLERT: Exactly. And I think that we’ve positioned ourselves in terms of our expectations so that it would not have a profound effect. The number is 800, as I said.

JOHN REX: Okay, great. Thank you.

JAY GELLERT: Thank you.

OPERATOR: We’ll now hear from Doug Simpson with Merrill Lynch.

MELISSA JAFFE: This is Melissa Jaffe for Doug Simpson. Just wondering if we could get some resolution on the New Jersey contracting issue. You talked about the issues, obviously, in California, but I’m just wondering if you guys could give us some confidence that your current cost estimate pricing cost trends incorporate the impact of the New Jersey contracting issue.

JAY GELLERT: Yes. We did not anticipate improvements of any significance in New Jersey in ‘04. We looked at them as really an ‘05 issue. The way that we were dealing with New Jersey is pricing, and the pricing that we’ve been pushing through we’ve held to, and we’ve accepted the membership loss as appropriate so that we can get the book to be profitable again.

MELISSA JAFFE: Okay, thanks.

OPERATOR: We’ll now hear from Ryan Schaper with Farallon Capital.

JASON MOMENT: It’s actually Jason Moment. Jay, just a question on California Small Group. Maybe this was asked earlier, but –.

JAY GELLERT: Hello?

DAVID OLSON: Hello?

OPERATOR: One moment.

JAY GELLERT: How we stop people here. Hello?

OPERATOR: Yes, just one moment.

JAY GELLERT: I’m sorry.

OPERATOR: And if you could just press star 1 again. I’m sorry, go ahead.

JASON MOMENT: Can you hear me now?

JAY GELLERT: Yes.

JASON MOMENT: Okay. I don’t know why you couldn’t hear me. The question was just on California Small Group, and I’m just curious, is the trend in that that you’re seeing medical costs any different than the overall group average? I noticed you said that you were going to see slowdown in growth there, and I’m wondering is there a pricing action taking place there as well? Or is there anything going on related to that that might be tied into the medical cost trend?

JAY GELLERT: Yeah, we are taking pricing action in California Small Group. We haven’t seen unusual trend there. We’ve seen some slightly higher trend in certain products and in some cases, in some geographies, we’ve seen some higher trends in some of the PPO products, which are more small group based and we’ve adjusted our rates in those regions, but it’s not substantially different than our overall trend.

JASON MOMENT: On the PPO side, do you feel like you have the sort of systems in place to price that book properly?

JAY GELLERT: Yeah, I think we feel comfortable that we are pricing that book appropriately, and we’ve seen some slowdown in membership as we’ve taken into consideration some of these cost issues.

JASON MOMENT: Okay. Great. Thanks, Jay.

OPERATOR: We’ll hear from Ed Shen with Ivory Capital.

ED SHEN: Hey, guys, just to revisit the claims situation again. I was wondering if we could just get a little more detail. I’m still trying to work through the math here. You gave us the figure, that $120 million more paid in Q1 this year versus the last year, but can you give us the aggregate number that was paid?

JAY GELLERT: $120 million was paid as compared to Q4 last year. We’ll have to get you the aggregate number. We don’t have it right here.

ED SHEN: Can you give us a sense of what the breakdown was for your IBNR in Q1 versus the numbers that you have disclosed in your annual report? I’m just looking at the portion of your total plan to observe how much of that was IBNR versus – . . .

JAY GELLERT: I hear what you’re saying. The IBNR was up. The rest of the increase was, I believe, all IBNR, not in claims payable or any of the other things in that account. So we can confirm that with you. But it was IBNR-driven.

ED SHEN: Okay, got it. So I should think about the delta there as just being, I mean –.

JAY GELLERT: David will confirm that with you, but I think that you should think of the delta as IBNR-based.

ED SHEN: Okay, thanks.

OPERATOR: We’ll now hear from Devesh Karandikar with RX Capital.

DEVESH KARANDIKAR: Hi, guys, just a quick question. I’d like to get that IBNR number as well.

JAY GELLERT: We’ll put you on the list.

DEVESH KARANDIKAR: Okay, great. The other thing – was there any planned design changes that created this utilization problem in the Northeast?

JAY GELLERT: No. No, in fact, I think there’s an opportunity to look at some plan design changes that would help us contain it to some degree, but we haven’t had plan design changes that are significant in ‘03.

DEVESH KARANDIKAR: Okay, thanks.

OPERATOR: We’ll now hear a follow-up question from Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD: I’d like to ask a final clarifying question if I may. Is your medical trend, on an adjusted base for your commercial book of business, when you restate everything, up, down, or flat year-over-year?

JAY GELLERT: The trend, when we restate everything, is down slightly on the hospital side, but flat in terms of pharma and physicians.

CHRISTINE ARNOLD: So your trend decelerated year-over-year. The problem is that ‘03 was much higher than you thought?

JAY GELLERT: The trend decelerated not as much as we thought, and ‘03 was higher than we thought. That’s where I would leave it.

CHRISTINE ARNOLD: Okay. But it’s only first quarter, so I guess there’s a lot of guesstimation in first quarter, anyway.

JAY GELLERT: Right, right. So we’ve taken – .

CHRISTINE ARNOLD: We have to wait. Okay.

JAY GELLERT: Yeah, we have to wait, and that’s why we presented the range. The bottom of the range assumes that really that it’s kind of 60 bps worse than what we anticipate the top end of the range, views this as some what of an aberration.

CHRISTINE ARNOLD: Okay, thanks.

OPERATOR: We’ll now take another follow-up question from Ed Kroll with SG Cowen.

ED KROLL: My follow-up was already addressed. Thank you.

OPERATOR: Thank you. And that appears to be all the questions we have today. Mr. Olson, I’ll turn the conference back over to you for any additional or closing remarks.

DAVID OLSON: Thank you all for joining us this morning. We’re always, as usual, available for follow-up calls all day today, and we will see you again probably in early August. Thank you.

JAY GELLERT: Thank you very much. Bye-bye.

OPERATOR: That does conclude today’s conference. We thank you for your participation. You may now disconnect.

END